Exhibit 99.1

Contango ORE, Inc. Announces Earnings for the Quarter Ended December 31, 2020

HOUSTON--(BUSINESS WIRE)--February 11, 2021--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced that it had a net loss of $(3.2) million, or $(0.53) per basic and diluted share, for the three months ended December 31, 2020 compared to a net loss of $2.9 million or $(0.45) per basic and diluted share for the same period last year. For the six months ended December 31, 2020, the Company reported a net income of $30.2 million, or $4.79 per basic and diluted share, for the six months ended December 31, 2020 compared to a net loss of $4.8 million or $(0.75) per basic and diluted share for the same period last year. The increase in income for the sixth month period ended December 31, 2020 is due to gain on the sale of a portion of the Company’s equity interest in Peak Gold, LLC to a subsidiary of Kinross Gold Corporation on September 30, 2020. As of December 31, 2020 the Company reported cash of $31.9 million. The Company also announced that it filed its Form 10-Q for the quarter ended December 31, 2020 with the Securities and Exchange Commission.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “It is great to start the year with over $30 million of cash on hand and executing on the planned $18 million Peak Gold LLC 2021 program (our share is $5.4 million) with our joint venture partner Kinross as manager to advance the Peak Gold deposit towards feasibility and permitting. Peak Gold LLC completed an approximately $3 million program during the 4th calendar quarter of 2020 before taking a break over the holidays. The field activities are expected to resume in mid-February and extend throughout 2021. Activities are all centered around our Peak Gold resource and include in-fill drilling, geotechnical, metallurgical and hydrology studies, along with engineering and environmental studies. These studies will allow Peak Gold LLC to develop a mine plan as well to initiate permitting in the 2nd half of calendar year 2021 and to complete a feasibility study in calendar year 2022. Meanwhile, Contango ORE is busy planning and getting ready to execute a $3 million exploration program on our 100% owned Triple Z, Hona and Eagle claim blocks located immediately north and northwest along trend with the Peak Gold resource. We look forward to updating our shareholders on our progress throughout the year.”

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in Peak Gold, LLC, which leases approximately 675,000 acres for exploration and development and through Contango Minerals Alaska, LLC, its wholly owned subsidiary which leases approximately 168,000 acres for exploration. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or Peak Gold LLC; ability to realize the anticipated benefits of the recent transactions with an affiliate of Kinross; disruption from the transactions and transition of the Joint Venture Company’s management to an affiliate of Kinross, including as it relates to maintenance of business and operational relationships; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in the Joint Venture; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of the recent presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com